Exhibit 99.1

News Release

MMC NAMES M. MICHELE BURNS

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

NEW YORK, NEW YORK, December 20, 2005—Marsh & McLennan Companies, Inc. (MMC) announced today that M. Michele Burns will join the company as executive vice president on March 1, 2006, and assume the position of chief financial officer no later than March 31, 2006.

Ms. Burns succeeds Sandra S. Wijnberg, who announced in August that she plans to resign from the company in March 2006. Ms. Wijnberg will work closely with Ms. Burns to ensure a smooth transition. Ms. Burns will report to Michael G. Cherkasky, president and chief executive officer of MMC.

Ms. Burns, 47, has been executive vice president, chief financial officer, and chief restructuring officer of Mirant, a competitive energy company, since 2004. Prior to joining Mirant, Ms. Burns had spent five years at Delta Air Lines, Inc., last serving as executive vice president and chief financial officer. Before joining Delta, she was a senior tax partner at Arthur Andersen LLP.

Mr. Cherkasky said, “We are very pleased to welcome Michele to MMC’s senior management team. Michele has distinguished herself through her financial leadership, management track record, and impressive professional accomplishments. Her experience will be invaluable as

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MMC implements its ‘one company’ strategy of becoming the world’s leading global advice and solutions firm.”

Ms. Burns commented, “I am delighted to join MMC, a company with a distinguished history and a market leader in its principal businesses. I look forward to being part of an exceptional senior management team committed to excellent client service, superior long-term growth, and increased value for shareholders.”

Ms. Burns serves as a member of the board of directors of Wal-Mart Stores, Inc.; Cisco Systems, Inc.; and the Ivan Allen Company. She is also treasurer and a founding member of the board of directors of the Elton John AIDS Foundation.

Ms. Burns graduated summa cum laude from the University of Georgia with a bachelor’s degree in business administration and a master’s degree in accountancy.

MMC is a global professional services firm with annual revenues exceeding $12 billion. It is the parent company of Marsh, the world's leading risk and insurance services firm; Guy Carpenter, the world’s leading risk and reinsurance specialist; Kroll, the world’s leading risk consulting company; Mercer, a major global provider of human resource and specialty consulting services; and Putnam Investments, one of the largest investment management companies in the United States. Approximately 59,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC's website address is www.mmc.com.